Exhibit 99.1

TEXAS PACIFIC LAND CORPORATION ANNOUNCES FOURTH QUARTER AND FULL YEAR RESULTS
Earnings Call to be held 7:30 am CT on Thursday, February 24, 2022
DALLAS, TX (February 23, 2022) – Texas Pacific Land Corporation (NYSE: TPL) (the “Company” or "TPL") today announced its financial and operating results for the fourth quarter and full year of 2021.
Fourth Quarter 2021 Highlights
•Net income of $79.0 million, or $10.21 per share (both basic and diluted)

•Revenues of $147.2 million

•Adjusted EBITDA(1) of $130.3 million

•Royalty production of 22.0 thousand barrels of oil equivalent per day

•Quarterly cash dividend of $2.75 per share paid on December 15, 2021

Full Year 2021 Highlights
•Net income of $270.0 million, or $34.83 per share (both basic and diluted)

•Revenues of $451.0 million

•Adjusted EBITDA(1) of $388.0 million

•Royalty production of 18.6 thousand barrels of oil equivalent per day

•Total cash dividends of $11.00 per share paid during 2021

•Completed corporate reorganization from a business trust to a Delaware corporation effective January 11, 2021 (the “Corporate Reorganization”)

•Released inaugural Environmental, Social and Governance ("ESG") disclosure

(1) Reconciliations of Non-GAAP measures are provided in the tables below.

“We produced strong operating results across our vertically integrated business as the positive momentum from the prior quarter continued into the fourth quarter of 2021,” said Tyler Glover, Chief Executive Officer of the Company. “For the fourth quarter of 2021, TPL achieved record consolidated adjusted EBITDA and royalty production amid robust activity levels on our royalty acreage and supportive commodity prices. In addition, our source water sales had another strong quarter, with revenues now approaching pre-pandemic levels. The consistency of our performance throughout commodity cycles reflects the quality of our underlying assets, the benefits of our active management approach, and the advantages of a vertically integrated business model. Looking forward to 2022, as the US domestic energy industry continues to advance and with recent oil prices at levels we have not seen in almost a decade, TPL is well positioned to capture value across multiple high-margin, high-quality revenue streams.”

Financial Results for the Fourth Quarter of 2021

The Company reported net income of $79.0 million for the fourth quarter of 2021, an increase of 76.5% compared to net income of $44.8 million for the fourth quarter of 2020.

Our total revenues increased $72.9 million for the fourth quarter of 2021 compared to the same period of 2020, largely driven by the $56.3 million increase in oil and gas royalty revenue. Our share of production was approximately 22.0 thousand barrels of oil equivalent ("Boe") per day for the fourth quarter of 2021 compared to 17.0 thousand Boe per day for the same period of 2020. The average realized price was $51.53 per Boe for the fourth quarter of 2021, compared to $29.09 per Boe for the comparable period of 2020. Water sales increased $15.4 million for the fourth quarter of 2021 compared to the fourth quarter of 2020 principally due to a 21% increase in the number of barrels of sourced and treated water. Additionally, the fourth quarter of 2020 had been impacted by an approximately $7.0 million deferral of water sales revenue related to take or pay contracts. Our revenue streams are directly impacted by development and operating decisions in the Permian Basin made by our customers and by commodity prices, among other factors.

Our total operating expenses of $21.3 million for the fourth quarter of 2021 increased $2.2 million compared to the same period of 2020. The increase is principally due to a $3.3 million increase in salaries and related employee benefits. Additionally, income tax expense for the fourth quarter of 2021 includes a $19.4 million out-of-period tax adjustment related to incorrect tax treatment of depletion related to our oil and gas royalty interests in historical annual prior periods and current year quarterly periods.

Financial Results for the Year Ended December 31, 2021

The Company reported net income of $270.0 million for the year ended December 31, 2021, an increase of 53.4% compared to net income of $176.0 million for the year ended December 31, 2020.

Our total revenues increased $148.4 million for the year ended December 31, 2021 compared to the same period of 2020, largely driven by the $148.5 million increase in oil and gas royalty revenue. Our share of production was approximately 18.6 thousand Boe per day for the year ended December 31, 2021 compared to 16.2 thousand Boe per day for the same period of 2020. The average realized price was $44.14 per Boe for the year ended December 31, 2021 compared to $24.29 per Boe for the comparable period of 2020. Our revenue streams are directly impacted by commodity prices and development and operating decisions made by our customers and vary as the pace of development and oil demand varies.

Our total operating expenses of $88.6 million for the year ended December 31, 2021 increased 3.8% compared to the same period of 2020. The increase was principally due to increased salaries and related employee expenses which, for the year ended December 31, 2021, included $6.7 million of expense related to severance costs. Additionally, general and administrative expenses increased $2.0 million related to increased board of director fees resulting from our Corporate Reorganization in January 2021. These increases were partially offset by a $4.0 million decrease in land sales expenses and a $3.5 million decrease in legal and professional fees as the Corporate Reorganization was completed in January 2021.

Total income tax expense was $93.0 million and $43.6 million for the years ended December 31, 2021 and 2020, respectively. Income tax expense for the year ended December 31, 2021 includes an out of period tax adjustment of $19.4 million recorded during the fourth quarter of 2021 to current income tax expense and income taxes payable, $13.0 million of which related to historical annual periods and $6.4 million of which related to current year quarterly periods.

COVID-19 Pandemic and Global Oil Market Impact in 2021

The uncertainty caused by the global spread of COVID-19 commencing in 2020, among other factors, led to a significant reduction in global oil demand and prices. These events generally led to production curtailments and capital investment reductions by the operators of the oil and gas wells to which the Company’s royalty interests relate. This slowdown in well development has negatively affected the Company’s business and operations. Production and activity curtailments were generally most pronounced in 2020 as many nations around the world implemented economic and social interventions in response to COVID-19. Development activity in the Permian Basin was likewise reduced, and our operations were commensurately negatively impacted. In 2021, oil market fundamentals improved as economic and social interventions subsided in some nations and as Organization of the Petroleum Exporting Countries (“OPEC”) and Russia (collectively referred to as “OPEC+”) enacted and maintained oil supply cuts. With current oil, natural gas, and NGL prices higher than the comparable period in 2020, development activities in the Permian Basin have rebounded from the lows in 2020 and producer activity has increased, albeit at a pace still below pre-pandemic levels. Development activity on our royalty and surface acreage likewise significantly improved in 2021 compared to the prior year. More recently, development activity has also been impacted by shortages in labor and certain equipment as well as escalating costs. While labor and resource shortages and rising costs have not directly impacted us thus far, these shortages and rising costs could potentially impact our future operating activity. Future production and development activity will continue to be influenced by changes in commodity prices and by the evolving economic and health impact of COVID-19. However, COVID-19 continues to impact certain regions domestically and globally, and any additional containment measures, now or in the future, could impede a recovery. Although our revenues are directly and indirectly impacted by changes in oil prices, we believe our royalty interests (which require no capital expenditures or operating expense burden from us for well development), strong balance sheet, and liquidity position will help us navigate through potential oil price volatility.

In 2020, we implemented certain cost reduction measures to manage costs with an initial focus on negotiating price reductions and discounts with certain vendors and reducing our usage of independent contract service providers. In 2021, we continued to identify additional cost reduction opportunities. As part of our longer-term water business strategy, we have invested in electrifying our water sourcing infrastructure. The use of electricity instead of fuel-powered generators to source and transport water is anticipated to further reduce our dependence on fuel, equipment rentals, and repairs and maintenance. Additionally, our investment in automation has allowed us to curtail our reliance on independent contract service providers to support our field operations.

Our business model and disciplined approach to capital resource allocation have helped us maintain our strong financial position while navigating the uncertainty of the current environment. Further, we continue to prioritize maintaining a safe and healthy work environment for our employees. Our information technology infrastructure allowed our corporate employees to transition to a remote work environment starting in March 2020 and we were able to deploy additional safety and sanitation measures for our field employees. As vaccination rates in the United States have risen, we have taken a phased-in approach to returning employees to the office and continue to monitor guidance provided by the Centers for Disease Control and Prevention as new information becomes available. We continue to provide safety and sanitation measures for all employees and maintain communication with employees regarding any concerns they may have during the transition.

Quarterly Dividend Declared

On February 11, 2022, our board of directors declared a quarterly cash dividend of $3.00 per share payable on March 15, 2022 to stockholders of record at the close of business on March 8, 2022.

Stock Repurchase Program

The Company repurchased $8.7 million and $19.9 million of shares of our common stock during the three months and year ended December 31, 2021, respectively.

Conference Call and Webcast Information

The Company will hold a conference call on Thursday, February 24, 2022 at 7:30 a.m. Central Time to discuss fourth quarter results. A live webcast of the conference call will be available on the Investors section of the Company’s website at http://www.TexasPacific.com. To listen to the live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register and install any necessary audio software.

The conference call can also be accessed by dialing 1-844-826-3035 or 1-412-317-5195. The telephone replay can be accessed by dialing 1-844-512-2921 or 1-412-317-6671 and providing the conference ID# 10163813. The telephone replay will be available starting shortly after the call through March 10, 2022.

About Texas Pacific Land Corporation

Texas Pacific Land Corporation is one of the largest landowners in the State of Texas with approximately 880,000 acres of land in West Texas, with the majority of its ownership concentrated in the Permian Basin. The Company is not an oil and gas producer, but its surface and royalty ownership provide revenue opportunities throughout the life cycle of a well. These revenue opportunities include fixed fee payments for use of our land, revenue for sales of materials (caliche) used in the construction of infrastructure, providing sourced water and/or treated produced water, revenue from our oil and gas royalty interests, and revenues related to saltwater disposal on our land. The Company also generates revenue from pipeline, power line and utility easements, commercial leases and seismic and temporary permits related to a variety of land uses including midstream infrastructure projects and hydrocarbon processing facilities.

Visit TPL at http://www.TexasPacific.com.

Cautionary Statement Regarding Forward-Looking Statements

This news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on TPL’s beliefs, as well as assumptions made by, and information currently available to, TPL, and therefore involve risks and uncertainties that are difficult to predict. Generally, future or conditional verbs such as “will,” “would,” “should,” “could,” or “may” and the words “believe,” “anticipate,” “continue,” “intend,” “expect” and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, references to strategies, plans, objectives, expectations, intentions, assumptions, future operations and prospects and other statements that are not historical facts. You should not place undue reliance on forward-looking statements. Although TPL believes that plans, intentions and expectations reflected in or suggested by any forward-looking statements made herein are reasonable, TPL may be unable to achieve such plans, intentions or expectations and actual results, and performance or achievements may vary materially and adversely from those envisaged in this news release due to a number of factors including, but not limited to: an inability to achieve some or all of the expected benefits of the Corporate Reorganization; potential adverse reactions or changes to business relationships resulting from the completion of the Corporate Reorganization; the potential impacts of COVID-19 on the global and U.S. economies as well as on TPL’s financial condition and business operations; the initiation or outcome of potential litigation; and any changes in general economic and/or industry specific conditions. These risks, as well as other risks associated with TPL and the Corporate Reorganization are also more fully discussed in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. You can access TPL’s filings with the SEC through the SEC website at http://www.sec.gov and TPL strongly encourages you to do so. Except as required by applicable law, TPL undertakes no obligation to update any forward-looking statements or other statements herein for revisions or changes after this communication is made.

Contact:

Investor Relations
IR@TexasPacific.com

FINANCIAL AND OPERATIONAL RESULTS
(dollars in thousands) (unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2021	2020	2021	2020
Our share of production volumes(1):
Oil (MBbls)	938	697	3,076	2,778
Natural gas (MMcf)	3,455	2,660	12,082	9,643
NGL (MBbls)	511	419	1,705	1,561
Equivalents (MBoe)	2,024	1,559	6,795	5,946
Equivalents per day (MBoe/d)	22.0	17.0	18.6	16.2

Oil and gas royalty revenue:
Oil royalties	$66,803	$32,312	$195,710	$109,106
Natural gas royalties	14,564	4,293	40,964	11,097
NGL royalties	18,266	6,712	49,794	17,745
Total oil and gas royalties	$99,633	$43,317	$286,468	$137,948

Realized prices:
Oil ($/Bbl)	$74.60	$48.56	$66.62	$41.13
Natural gas ($/Mcf)	$4.56	$1.74	$3.67	$1.24
NGL ($/Bbl)	$38.64	$17.30	$31.56	$12.29
Equivalents ($/Boe)	$51.53	$29.09	$44.14	$24.29

(1)	Term	Definition
	Bbl	One stock tank barrel of 42 U.S. gallons liquid volume used herein in reference to crude oil, condensate or NGLs.
	MBbls	One thousand barrels of crude oil, condensate or NGLs.
	MBoe	One thousand Boe.
	MBoe/d	One thousand Boe per day.
	Mcf	One thousand cubic feet of natural gas.
	MMcf	One million cubic feet of natural gas.
	NGL	Natural gas liquids. Hydrocarbons found in natural gas that may be extracted as liquefied petroleum gas and natural gasoline.

REPORT OF OPERATIONS
(in thousands, except share and per share amounts) (unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2021	2020	2021	2020
Revenues:
Oil and gas royalties	$99,633	$43,317	$286,468	$137,948
Water sales	22,783	7,337	67,766	54,862
Produced water royalties	14,934	12,777	58,081	50,640
Easements and other surface-related income	9,760	9,291	37,616	41,398
Land sales and other operating revenue	68	1,582	1,027	17,716
Total revenues	147,178	74,304	450,958	302,564

Expenses:
Salaries and related employee expenses	8,220	4,938	40,012	32,173
Water service-related expenses	2,734	3,028	13,233	14,233
General and administrative expenses	3,291	2,461	11,782	9,751
Legal and professional fees	2,377	3,823	7,281	10,778
Land sales expenses	—	1,200	—	3,973
Depreciation, depletion and amortization	4,695	3,622	16,257	14,395
Total operating expenses	21,317	19,072	88,565	85,303

Operating income	125,861	55,232	362,393	217,261

Other income, net	(300)	105	624	2,401
Income before income taxes	125,561	55,337	363,017	219,662
Income tax expense	46,516	10,546	93,037	43,613
Net income	$79,045	$44,791	$269,980	$176,049

Net income per share
Basic	$10.21	$5.77	$34.83	$22.70
Diluted	$10.21	$5.77	$34.83	$22.70

Weighted average number of shares outstanding
Basic	7,744,868	7,756,156	7,752,027	7,756,156
Diluted	7,744,977	7,756,156	7,752,054	7,756,156

SEGMENT OPERATING RESULTS
(in thousands) (unaudited)

	Three Months Ended December 31,
	2021		2020
Revenues:
Land and resource management:
Oil and gas royalty revenue	$99,633	68%	$43,317	58%
Easements and other surface-related income	8,863	6%	8,092	11%
Land sales and other operating revenue	68	—%	1,582	2%
Total land and resource management revenue	108,564	74%	52,991	71%

Water services and operations:
Water sales	22,783	15%	7,337	10%
Produced water royalties	14,934	10%	12,777	17%
Easements and other surface-related income	897	1%	1,199	2%
Total water services and operations revenue	38,614	26%	21,313	29%
Total consolidated revenues	$147,178	100%	$74,304	100%

Net income:
Land and resource management	$58,649	74%	$35,780	80%
Water services and operations	20,396	26%	9,011	20%
Total consolidated net income	$79,045	100%	$44,791	100%

	Years Ended December 31,
	2021		2020
Revenues:
Land and resource management:
Oil and gas royalty revenue	$286,468	64%	$137,948	46%
Easements and other surface-related income	32,892	7%	39,478	13%
Land sales and other operating revenue	1,027	—%	17,716	6%
Total land and resource management revenue	320,387	71%	195,142	65%

Water services and operations:
Water sales	67,766	15%	54,862	18%
Produced water royalties	58,081	13%	50,640	16%
Easements and other surface-related income	4,724	1%	1,920	1%
Total water services and operations revenue	130,571	29%	107,422	35%
Total consolidated revenues	$450,958	100%	$302,564	100%

Net income:
Land and resource management	$208,897	77%	$127,977	73%
Water services and operations	61,083	23%	48,072	27%
Total consolidated net income	$269,980	100%	$176,049	100%

NON-GAAP PERFORMANCE MEASURES AND DEFINITIONS

In addition to amounts presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”), we also present certain supplemental non-GAAP measurements. These measurements are not to be considered more relevant or accurate than the measurements presented in accordance with GAAP. In compliance with requirements of the SEC, our non-GAAP measurements are reconciled to net income, the most directly comparable GAAP performance measure. For all non-GAAP measurements, neither the SEC nor any other regulatory body has passed judgment on these non-GAAP measurements.

EBITDA and Adjusted EBITDA

EBITDA is a non-GAAP financial measurement of earnings before interest, taxes, depreciation, depletion and amortization. Its purpose is to highlight earnings without finance, taxes, and depreciation, depletion and amortization expense, and its use is limited to specialized analysis. We calculate Adjusted EBITDA as EBITDA excluding the impact of certain non-cash, non-recurring and/or unusual, non-operating items, including, but not limited to: proxy and conversion costs related to our Corporate Reorganization and severance costs. We have presented EBITDA and Adjusted EBITDA because we believe that both are useful supplements to net income in analyzing operating performance.

The following table presents a reconciliation of net income to EBITDA and Adjusted EBITDA for the three months and years ended December 31, 2021 and 2020 (in thousands):

	Three Months Ended December 31,		Years Ended December 31,
	2021	2020	2021	2020
Net income	$79,045	$44,791	$269,980	$176,049
Add:
Income tax expense	46,516	10,546	93,037	43,613
Depreciation, depletion and amortization	4,695	3,622	16,257	14,395
EBITDA	130,256	58,959	379,274	234,057
Add:
Corporate Reorganization & conversion committee costs	—	2,219	2,026	5,050
Severance costs	—	—	6,680	—
Adjusted EBITDA	$130,256	$61,178	$387,980	$239,107